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During the term of this Agreement, Symbol Technologies, Inc., having a place of business at One Symbol Plaza, Holtsville, NY 11742-1300 (hereinafter referred to as "Symbol") and @pos, having a place of business at: North First St, San Jose, CA 95134; agree to receive information and data (hereinafter referred to as "Confidential Information") from each other for the sole purpose of evaluating the technologies, products, and product specifications of each party. Such data shall include, but not be limited to technical information, including, preliminary product descriptions and specifications, financial information and forecasts, business plans and trade secrets.

IN CONSIDERATION OF THE MUTUAL PROMISES HEREIN CONTAINED, PARTIES AGREE AS
FOLLOWS:

1. As between the parties hereto, the provisions of this agreement shall supersede the provisions of any legend which may be affixed to the Confidential Information by the disclosing party and the provisions of such legend shall, to the extent they are inconsistent herewith, be without any force or effect.

2. Notwithstanding that this Agreement shall have terminated or expired, each party agrees to keep in confidence and prevent the unauthorized use or disclosure to any unauthorized person or persons of all Confidential Information which is designated in writing, or by an appropriate stamp or legend by the disclosing party to be of a proprietary or confidential nature, which is received under this Agreement and to use such data only for the above stated purpose. Confidential Information shall include information disclosed orally only if identified as proprietary information at the time of the first oral disclosure and reduced to writing and so designated within thirty (30) days thereof. Neither party shall be liable for use or disclosure of any such Confidential Information if the same:

a.   is in the public domain at the time it is disclosed; or
b.   is known to the receiving party at the time of disclosure; or
c. is used or disclosed with the prior, written approval of the disclosing party; or
d.   is used or disclosed after five (5) years from the date of this Agreement;
     or
e.   is independently developed by the receiving party; or
f. becomes known to the receiving party from a source other than the disclosing party without a breach of this Agreement by the receiving party.


3. In maintaining the confidentiality of Confidential Information received hereunder, each party shall exercise the same degree of care that the receiving party takes to safeguard its own proprietary information.

4. Neither the execution of this Agreement nor the disclosure of Confidential Information hereunder by either party hereto shall be construed as granting to the other, either expressly or otherwise, any license under any invention or patent now or hereafter owned or controlled by such party, nor shall such Agreement or disclosure constitute any representation, warranty or assurance by the disclosing party with respect to any infringement of patents or other rights of third parties.

5. The term of this Agreement, during which Confidential Information may be furnished shall be from the date hereof to one year after such date.

6. Each party shall perform its obligations hereunder without charge to the other. Nothing in this Agreement shall:

a. grant either party the right to make any commitment of any kind for or on behalf of the other party without the prior written consent of the other party; or

b. create or be interpreted in any way as a joint venture, partnership or formal business organization of any kind.

     7. Each party shall designate the following individual as a Contract Coordinator responsible for handling Confidential Information as herein described:

         For Symbol:
         Name:        Adam Petrovich                     Phone:   412-968-2230

         For @POS:
         Name:        John Wood or                       Phone:   408-468-5408
                     Llavan Fernando

8. Upon expiration or termination of this Agreement, or upon breach of any obligation of this Agreement by the receiving party, or upon request of the disclosing party, all recorded copies of the Confidential Information and portions thereof remaining in the receiving party's possession shall be returned to the disclosing party or destroyed, and such return or destruction certified to the disclosing party.

9. This Agreement constitutes the entire Agreement and understanding between the parties as to the subject matter hereof, and supersedes and replaces all prior and contemporaneous agreements, written or oral, as to such subject matter.

10. The parties acknowledge that this Agreement is personal in nature and agree that this Agreement shall not be assigned, in whole or in part, by either party without the written consent of the other party. Any purported assignment of this Agreement or any interest therein without the written consent of both parties shall be void.

11. No subsequent agreement, arrangement, relationship or understanding between the parties shall be valid, effective or enforceable and no obligation or liability shall be created on behalf of either party hereto unless and until it is contained in a writing, signed by duly authorized representatives of each party.

12. If any legal proceedings are commenced to resolve any disputes or difference which may arise between the parties hereto, out of or in connection with this Agreement, the prevailing party shall be entitled, in addition to any other award that may be made, to recover costs, attorneys fees, and expert witness fees, including any costs or attorneys fees incurred in connection with any appeals.

13. This Agreement shall be governed by, performed under, and construed in accordance with the commercial laws but not the conflict of law provisions of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date below

     @pos                               SYMBOL TECHNOLOGIES, INC.

     By: /s/ Llavan Fernando            By: Adam Petrovich
     Name:Llavan Fernando               Name: /s/ Adam Petrovich
     Title: CEO                         Title: VP Mobile Commerce
     Date: 6/20/02                      Date: 6/20/02